3 r d Q u a r t e r 2 0 0 4 R e p o r t | G r e a t L a k e s B a n c o r p , I n c .

3rd Quarter
Highlights:

  3rd Quarter Profit of $1.2 million
  YTD Profit of $2.4 million
  Assets Increase by $164.1 million
  Deposits Increase by $81.8 million
  Loans Increase by $16.8 million
  Main & Jewett Office 1st to Exceed $100 million in Deposits
  Two Additional Branch Sites Acquired in Amherst

3rd Quarter Earnings Exceed $1.2 million; Assets Exceed $657 million

Earnings for the third quarter of $1.2 million, or $.30 per share, were driven by the rapid increase in earning assets. During the quarter, earning assets increased by over $162 million, or 34%, as management deployed the additional capital raised in the 1st and 2nd quarter from the issuance of both common stock and trust preferred stock. Earnings for the quarter grew by more than 88% over the second quarter, and by 214% over the same quarter in 2003.

Assets during the quarter increased by $164 million, or 33%, and at September 30 exceeded $657 million. Assets grew by more than $271 million, or 70%, in the first nine months of 2004, and have grown by $314 million, or 91%, since September 2003.

Main & Jewett Branch Reaches $100 Million Milestone

The Main & Jewett Parkway Branch attained a banking milestone at the end of the third quarter, becoming the Bank's first full-service branch to reach $100 million in deposits.

The actual figure as of September 30 is $104,435,305. The $100 million mark was the branch's goal for the close of the calendar year, putting them three months ahead of schedule.

The staff has also been growing at Main & Jewett, with the number of employees rising from seven in November 2002 to double that today. An important dimension of the branch's growth is its continuing and expanding involvement in the surrounding community. The branch is represented on the boards of the Fillmore Leroy Area Residents Association and the Main Amherst Business & Residents Association. It is also active in the Parkside Community Association.

The Main & Jewett branch is unique among the Bank's offices, because it serves such a large cross-section of neighborhoods and diverse constituents.

Bank's new
optimalIRAlives
up to its name

Take a very minimal opening balance requirement ($50), toss in no restrictions on when contributions can be made, offer the best interest rates available today, then stir it all together - you get our new optimalIRA, ideally suited for retirement and Coverdell education savings accounts. The flexible new product, essentially like a day-to-day savings account - but with clear tax advantages - gives customers more options than any Individual Retirement Account of its kind. Unlike most IRAs that consist of CDs, the flexible optimalIRA allows customers to add to it anytime they wish. Interest is compounded daily, and the current variable rate is 2.956%, earning an annual percentage yield of 3.00%. This variable rate is indexed at the end of each calendar quarter to our 2-year CD rate.

Online Banking:
real-time
real fast

Instant gratification can be a good thing, and that's exactly what our newly improved online banking services are all about. Now bank customers will find their transactions posted in real time (except for bill-payment services). That means transfers between accounts will be effective at the precise moment they are made. Having to wait 24 hours for cash to appear in customers' accounts is a thing of the past, since the conversion took effect on October 13. What's more, there's a new Forgotten Password feature, which allows customers to reset their own password by simply logging onto their account and clicking on the "user options" link.

Indirect Auto
Lending Program
Paying Off Directly

The Bank's new Indirect Auto Lending program, operated under the Consumer Loan Department, has been hitting on all eight cylinders - to the tune of more than $18 million - since it was launched in November 2003. Indirect loans are those originated and signed at car dealerships.

Darren Gress, Assistant Vice-President/Consumer Loan Manager, notes that we've purchased 1,082 deals through the third quarter of this year, representing $18 million. The average contract for indirect loans is $16,500. Gress said his department has achieved a 75% approval ratio, having analyzed 2,197 applications since January 1, 2004.

The bank has an exclusive relationship with the West Herr Automotive Group, servicing 16 dealerships with 20 franchises.

The four-member team handling indirect consumer lending consists of Gress, Paula Taggart, loan processor; Joe Nowak, analyst/underwriter and Joe Cannon, loan servicer.

The Consumer Lending Group also makes secured lending available for automobiles, motorcycles, RVs and marine craft. No unsecured loan products are offered.

> To Our Fellow Shareholders

Earnings continued to improve in the third quarter. Net income for the quarter was $1.2 million or $.30 per share, an increase of 88% over the second quarter. Earnings of $2.4 million or $.74 per share for the first nine months of 2004 were 158% greater than for the comparable period in 2003. These increases were driven by the rapid growth of earning assets that resulted from the substantial additions made to the Bank's capital accounts this year. During 2004, we have raised more than $16 million in equity capital and $12 million from an issuance of trust preferred securities. Bank regulators categorize trust-preferred securities as Tier I capital in assessing a bank's capital levels.

During the third quarter, assets increased by $164.1 million or 33.2%, loans by $16.8 million or 6.3% and deposits by $81.9 million or 20.8%. For the first nine months of this year, assets increased by $271.8 million or 70.4%, loans by $59.9 million or 26.5% and deposits by $115.8 million or 32.1%. Since September 30th of last year, assets have increased by $313.9 million or 91.2%, loans by $88.5 million or 44.8% and deposits by $170.4 million or 55.7%. Our growth continues to be driven by increases to our customer base spurred by the continued expansion of our branch network and by offering superior products that are delivered by a staff committed to providing the highest level personal service. The new Tiered Savings Account and TotalBanking Account introduced last quarter have been very well received.

The expansion of our branch network is continuing with the acquisition of two additional sites in the Town of Amherst. These two sites, when combined with the site currently under development on Transit Road, will provide excellent availability to the majority of Amherst residents. Development of both of these locations is expected to proceed in 2005. Our new Kenmore Avenue office in the City of Buffalo, which will replace our existing leased office, is scheduled to open in early December. Construction is also nearing completion on the renovation of the rear building on our Main Street banking campus. Occupancy is planned to begin in December. We continue to identify additional branch locations that will allow us to develop our branch network so that it will be convenient for everyone in our market to bank with us.

We continued the income enhancement strategy begun in May by borrowing an additional $50 million from the Federal Home Loan Bank of New York in September. The proceeds of these borrowings were invested in short-term mortgage related investments and the resultant spread of investment interest earned over the borrowing rate was 2.22%. Transactions such as these have the effect of lowering the bank's overall yield on earning assets, however, they provide considerable impetus to overall earnings performance. This transaction, completed in September, will add more than $1 million to the Company's pre-tax income annually. The steady growth of loans and deposits will replace these security investments and borrowings as we continue to fully utilize our capital. Our main focus continues to be increasing our market share through the expansion of our branch franchise and by providing superior customer service.

Board of Directors

Andrew W. Dorn, Jr.
William A. Evans, Esq.
Carrie B. Frank
Fred J. Hanania
Luiz F. Kahl
Gerard T. Mazurkiewicz, CPA
Acea M. Mosey-Pawlowski, Esq.
Dennis M. Penman
Louis Sidoni
James A. Smith, M.D.
Barry M. Snyder
Louis J. Thomas
David L. Ulrich
Frederick A. Wolf, Esq.

Offices

Main & Jewett Parkway
Corporate Headquarters
2421 Main Street
Buffalo, NY 14214
961-1900

Downtown
47 Court Street
Buffalo, NY 14202
842-0827

Kenmore
410 Kenmore Avenue
Buffalo, NY 14223
862-8080

North Tonawanda
107 Main Street
North Tonawanda, NY 14120
614-3600

West Seneca
320 Orchard Park Road
West Seneca, NY 14224
824-6200

Snyder
4950 Main Street
Amherst, NY 14226
250-4950

Town of Tonawanda
3438 Delaware Avenue
Kenmore, NY 14127
505-5400

Bank by Phone 961-2265
Online Banking @ gbsb.com

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (in thousands)

ASSETS	September 30, 2004	September 30, 2003
	(unaudited)	(unaudited)
Cash and cash equivalents	$43,130	$8,319
Securities available for sale, at fair value	306,216	125,300
Securities held to maturity, at amortized cost	3,010	2,000
Federal Home Loan Bank stock, at cost	4,450	1,581
Loans, net	285,863	197,400
Premises and equipment, net	11,150	7,015
Other assets	4,166	2,513
TOTAL ASSETS	$657,985	$344,128

LIABILITIES & SHAREHOLDERS' EQUITY
Deposits	476,474	306,047
Short-term borrowings	145	14,095
Securities sold under agreement to repurchase	129,000	-
Long-term debt	-	5,000
Subordinated debentures	12,372	-
Other liabilities	2,682	847
TOTAL LIABILITIES	620,673	325,989

Common stock	4	2
Additional paid-in-capital	35,422	18,622
Retained earnings, (accumulated deficit)	2,300	-536
Accumulated other comprehensive (loss) gain, net	-414	51
TOTAL SHAREHOLDERS' EQUITY	37,312	18,139
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$657,985	$344,128

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except for share data)
	9 MONTHS ENDED	9 MONTHS ENDED
INCOME	SEPTEMBER 30, 2004	SEPTEMBER 30, 2003
	(unaudited)	(unaudited)
Interest income	$15,967	$9,664
Interest expense	6,560	4,546
Net interest income	9,407	5,118
Provision for loan losses	211	250
NET INTEREST INCOME after provision for loan losses	9,196	4,868
Non-interest income	1,485	993
NET INTEREST INCOME after provision and non-interest income	10,681	5,861

NON-INTEREST EXPENSE
Salaries and employee benefits	3,506	1,993
Occupancy expense	966	720
Other operating expense	2,249	1,614
TOTAL NON-INTEREST EXPENSE	6,721	4,327
Net income before income taxes	3,960	1,534
Income tax provision	-1,499	-583
NET INCOME	$2,461	$951

Common shares outstanding, weighted average	3,346,666	1,961,620
Class B Common shares outstanding, weighted average	-	115,750
NET INCOME PER SHARE	$0.74	$0.46

>

Kenmore Office's New Home to Open Doors in December

Growth in customer traffic, assets and staff often precipitates growth in facility size. That's why our Kenmore branch in North Buffalo has moved down the road and will open its doors in a brand new building on December 6, 2004. The building's handsome design replicates our prototype branch and joins our Town of Tonawanda and Snyder offices.

The spacious new Kenmore branch, located at 690 Kenmore Avenue at the corner of Starin Avenue, will provide customers with extended hours, safe deposit boxes, 24-hour drive-up ATM service, additional teller stations and expanded drive-up space. It replaces our branch at 410 Kenmore Ave., whose current deposits exceed $67 million.

Rear Building Soon to be Front and Center

Mark your calendar for January 2005 - when occupancy is anticipated for the Administrative/Operations Annex, located at the rear of our Main Street banking campus.

The 54,000-square-feet, two-story building will house all Bank functions, with the exception of Accounting and Information Technology, which, along with the President's office, will remain in the main building at Main & Jewett.

Why the move? In a word: growth. Staffing at the main building has progressed from 45 initial employees when we moved in November 2002 to over 90 now. We're projected to hit 110 by year's end, and 150 by the end of September 2005.

An important issue is the Bank's commitment to development within the City of Buffalo - choosing to renovate what has been a vacant building for years rather than seeking an off-campus site. The facility, with each floor spanning 27,000 square feet, was originally built for the Pierce-Arrow Motor Car Company to detail and store automobiles. Prior to its purchase by the Bank, it was owned by Braun Cadillac.

Renovations got underway in spring 2003, and have been progressing on schedule.

Bank's Mortgage
Loans Surpass
4,500

Mortgage loans at the close of the third quarter exceeded 4,500, representing over $283 million. The vast majority of our mortgage loan portfolio is in Erie and Niagara Counties. The Bank is also an active business lender and manages a rapidly growing portfolio of commercial real estate loans and loans to local businesses, for a wide variety of purposes. The portfolio currently includes loans for the purchase of equipment, operating lines of credit, acquisitions and accounts receivable financing.

Dorn Named
Business Executive
of the Year
by Canisius College

Canisius College saw Bank President and CEO Andrew W. Dorn, Jr., earn his MBA in 1976. The Buffalo college recently celebrated Dorn's return to his alma mater, as he accepted the Business Executive of the Year Award at the 36th Annual Canisius College Business Awards Dinner, held Oct. 12 at Salvatore's Italian Gardens.

Among Dorn's numerous community affiliations and activities is his work on the Canisius College Business School Advisory Council and the college's Women's Business Center Board of Directors. He remains connected to his high school as well, serving on the St. Joseph's Collegiate Institute Board of Trustees.

This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements concerning future revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.